Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form F-1 filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated May 6, 2020, except for note 15, as to which the date is July 10, 2020, with respect to the consolidated balance sheets of Baosheng Media Group Holdings Limited and subsidiaries as of December 31, 2019 and 2018, and consolidated statements of income and comprehensive income, cash flows and changes in shareholders’ equity for each of the years in the two-year period ended December 31, 2019, appearing in the Prospectus included in this Registration Statement on Form F-1 (No. 333-239800). We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Friedman LLP

New York, New York

February 8, 2021